Exhibit 99.1

FOR IMMEDIATE RELEASE                       Contact:  Jamie E. Levey
November 14, 2003                           Investor Relations
                                            (888) 319-6962


          Integrated BioPharma Reports First Quarter Financial Results


Hillside, N.J., November 14, 2003--Integrated BioPharma, Inc. (AMEX:INB) announced its financial results for the first quarter ended September 30, 2003.

First quarter revenues increased approximately 3% to $4,980,006 from $4,848,190 for the same period a year ago. Net operating (loss) for the quarter was $(756,295) or $(0.08) per share on 10,306,335 shares outstanding compared to operating income of $186,510 or $0.03 per share on 7,070,783 shares outstanding for the comparable quarter of last year.

The decrease in net income is mainly attributable to one-time only transactional expenses related to the recent acquisitions and to the inclusion of start up operational expenses at Paxis Pharmaceuticals, Inc. in preparation for the production of Paclitaxel.

                                                 For the Three Months Ended
                                                September 30,      September 30,
                                                   2003               2002
                                                   ----               ----

Total Revenue                                  $   4,980,006       $   4,848,190
                                               -------------       -------------
Pretax Operating (Loss) Income                     (779,470)             311,678
Provision for Income Taxes                          (23,175)             125,168
                                               -------------       -------------
Net (Loss) Income                              $   (756,295)       $     186,510
                                               =============       =============
Diluted EPS                                    $      (0.08)       $        0.03
                                               =============       =============
Average Common Shares
Outstanding-fully diluted                         10,306,335           7,170,783
                                               =============       =============

Since the close of the quarter ended September 30, 2003, the Company has acquired three new products having annual sales of approximately $3 million. The Company has begun sales of these products.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.